Exhibit 10.10B
FIRST AMENDMENT
TO THE
SEVERANCE PLAN FOR
TEXTRON KEY EXECUTIVES
(2010 Restatement)
               The Severance Plan for Textron Key Executives (the “Plan”) permits the Chief Executive Officer and the Chief Human Resources Officer of Textron to designate an employee of a Textron Company as a “Key Executive” who is eligible to participate in the Plan. The Chief Executive Officer and the Chief Human Resources Officer of Textron, acting independently, have the authority to amend the Plan in order to improve its administrability. In order to simplify the process of designating participants, the definition of “Key Executive” is hereby amended as follows:
1.	Section 1.06 is amended in its entirety to read as follows, effective for any individual who is an active employee of a Textron Company on or after October 1, 2010:
“Key Executive” means an employee in one or more of the following categories who has not become ineligible, waived participation, or been excluded from the Plan:
(a)
any officer of Textron who is appointed directly by the Board or by the Organization and Compensation Committee (the “Committee”) of the Board pursuant to authority delegated to the Committee by the Board, but excluding any subordinate or assistant officer appointed by the Committee or by any delegate of the Committee;

(b)
the most senior leader of any Textron business unit, as appointed by the Chief Executive Officer of Textron, provided that the business unit leader reports directly to a person who has been designated by the Board as an executive officer of Textron; or

(c)	any employee of a Textron Company who has been designated in writing as a Key Executive by the Chief Executive Officer of Textron.
At any time before an employee’s Severance, the Chief Executive Officer of Textron may execute a written instrument excluding from the Plan any employee who has previously become a Key Executive (or who would become a Key Executive automatically by virtue of the employee’s position). An employee who occupies a position described in subsection (a) or (b) on or after October 1, 2010, shall automatically cease to be a Key Executive when the employee ceases (for a reason other than the employee’s Severance) to hold a position described in subsection (a) or (b), unless the Chief Executive Officer of Textron confirms in writing that the employee should remain a Key Executive in spite of the employee’s change in position. A Key Executive may subsequently waive participation in this Plan by executing an express written instrument to that effect. A Key Executive shall not become entitled to separation pay under any other plan or arrangement maintained by a Textron Company as a result of having waived participation in this Plan. An individual shall not be a Key Executive for purposes of this Plan, and shall not be eligible for any benefit provided under this Plan, during any period in which the individual is covered by an offer letter or employment agreement with Textron that provides severance pay at least equal to the Severance Pay provided under this Plan.
2.
Any employee of a Textron Company who was a participant in the Plan on September 30, 2010, shall remain a participant in the Plan until the employee becomes ineligible, waives participation, or is excluded from the Plan pursuant to Section 1.06, as amended by this instrument.

     IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officers.

TEXTRON INC.
Dated: October 26, 2010	By	/s/ Scott C. Donnelly
Scott C. Donnelly
Chairman, President, and Chief Executive Officer

Dated: October 23, 2010	By	/s/ John D. Butler
John D. Butler
Executive Vice President Administration and Chief Human Resources Officer